Exhibit 21.1

SUBSIDIARIES OF FUSION-IO, INC.

Fusion-io Au PTY LTD (Australia)

Fusion Multisystems Ltd (Canada)

Fusion-io SAS (France)

Fusion-io GmbH (Germany)

Fusion-io Limited (Hong Kong)

Fusion-io S.r.l (Italy)

Fusion-io KK (Japan)

Fusion-io Singapore Private Ltd (Singapore)

Fusion-io (Beijing) Info Tech Co., Ltd (China)

Fusion-io Ltd (United Kingdom)

Fusion-io Netherlands B.V. (Netherlands)

Fusion-io Denmark ApS (Denmark)

IO Turbine, LLC (Delaware)

Fusion-io Holdings S.a.r.l. (Luxembourg)

Fusion-io Sweden AB (Sweden)

Fusion-io Korea Limited (Korea)

Fusion-io Tecnologia Brasil Ltda (Brazil)

Fusion-io Poland Sp.z o.o (Poland)

Fusion-io Technology Limited (United Kingdom)

ID7 LTD (United Kingdom)

SCST LTD (United Kingdom)

NexGen Storage, Inc. (Delaware)